EXHIBIT 99.1

Soligenix Appoints Richard Straube, MD,
as Chief Medical Officer

Princeton, NJ – January 6, 2014 – Soligenix, Inc. (OTCQB: SNGX) (Soligenix or the Company), a clinical stage biopharmaceutical company focused on developing products to treat serious inflammatory diseases where there remains an unmet medical need, as well as developing several biodefense vaccines and therapeutics, announced today that it has appointed Richard Straube, MD, as its Senior Vice President and Chief Medical Officer. Dr. Straube is a board-certified pediatrician with clinical research experience in host-response modulation.  He has had a long and distinguished career of more than 35 years in both academia and industry, most notably with Centocor, Ohmeda Pharmaceuticals, INO Therapeutics, and Stealth Peptides, Inc.  Dr. Straube will lead Soligenix’s clinical research with primary responsibility for the execution and completion of its multiple clinical programs, including its Phase 2 study in oral mucositis and its Phase 2/3 study in pediatric Crohn’s disease.

While with Centocor, Dr. Straube was responsible for the initial anti-cytokine and anti-endotoxin programs targeted at ameliorating inappropriate host responses to infectious and immunologic challenges. Programs that he has managed include assessments of immunomodulation using monoclonal removal of inciting molecular triggers, removal of internal immune-messengers, augmentation of normal host defenses, and maintenance of normal sub-cellular function in the face of injury. He was also the founding Chief Medical Officer for INO Therapeutics and was responsible for the clinical trials and subsequent approval of inhaled nitric oxide for the treatment of persistent pulmonary hypertension in the newborn.

Dr. Straube received his medical degree and residency training at the University of Chicago, completed a joint adult and pediatrician infectious diseases fellowship at the University of California, San Diego (UCSD), and as a Milbank Scholar completed training in clinical trial design at the London School of Hygiene and Tropical Medicine. While on the faculty at the UCSD Medical Center, his research focused on interventional studies for serious viral infections.

“We are delighted to welcome Rick to our team, as he will leverage his extensive drug development expertise in leading our oral mucostis and pediatric Crohn’s disease clinical studies,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix. “His clinical experience with trial design, conduct and analysis, as well as his background in immunomodulation and pediatrics will be advantageous to us as we advance our programs.”

About Soligenix, Inc.

Soligenix is a clinical stage biopharmaceutical company developing products to treat serious inflammatory diseases where there remains an unmet medical need, as well as developing several biodefense vaccines and therapeutics. Soligenix is developing proprietary formulations of oral BDP (beclomethasone 17,21-dipropionate) for the prevention/treatment of gastrointestinal disorders characterized by severe inflammation, including pediatric Crohn’s disease (SGX203), acute radiation enteritis (SGX201) and chronic Graft-versus-Host disease (orBec®), as well as developing its novel innate defense regulator (IDR) technology SGX942 for the treatment of oral mucositis.

Through its BioDefense Division, Soligenix is developing countermeasures pursuant to the Biomedical Advanced Research and Development Authority (BARDA) Strategic Plan of 2011-2016 for inclusion in the US government’s Strategic National Stockpile. Soligenix’s biodefense products in development are a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin and VeloThrax™, a vaccine against anthrax exposure. RiVax™ has been shown to be well tolerated and immunogenic in two Phase 1 clinical trials in healthy volunteers. Both RiVax™ and VeloThrax™ are currently the subject of a $9.4 million National Institute of Allergy and Infectious Diseases (NIAID) grant supporting development of Soligenix’s new vaccine heat stabilization technology known as ThermoVax™.  Soligenix is also developing OrbeShield™ for the treatment of gastrointestinal acute radiation syndrome (GI ARS) under a BARDA contract award valued up to $26.3 million and a NIAID contract award valued up to $6.4 million. OrbeShield™ has previously demonstrated statistically significant preclinical survival results in a canine model of GI ARS funded by the NIAID.  Additionally, Soligenix has an exclusive worldwide collaboration with Intrexon Corporation focused on the joint development of a treatment for Melioidosis, a high priority biothreat and an area of unmet medical need.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment.  Statements that are not historical facts, such as "anticipates," "estimates," "believes," "intends," "potential," or similar expressions, are forward-looking statements.  These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements.  Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats conducting preclinical and clinical trials of vaccines, obtaining regulatory approvals and manufacturing vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the US Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program.  These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K.  Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Joe Warusz, CPA
Acting Chief Financial Officer
(609) 538-8200 | www.soligenix.com
Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540